Exhibit 99.1

Media Contact:

Jennifer Armbruster

Communications Director, RE/MAX, LLC

(303) 796-3368 | jarmbruster@remax.com

Friday, April 17, 2020

Franchise Industry Veteran Stephen Joyce Appointed to

RE/MAX Board of Directors

Also, May vote coming on nominee Laura Kelly of CoreLogic

DENVER - RE/MAX Holdings, Inc. (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Franchising, ("Motto Mortgage"), an innovative mortgage brokerage franchisor, announced today the appointment of Stephen P. Joyce to its Board of Directors.

"We are very pleased to welcome Steve to the board," said Dave Liniger, Co-Founder and Chairman of RE/MAX Holdings, Inc. "A financial expert turned general manager, Steve has responded to industry disruptors and used technology to stay nimble and relevant. With more than four decades of multi-brand and franchise experience, Steve is an invaluable addition to the board of directors."

Joyce is currently the CEO of Dine Brands, the full-service dining company and franchisor of Applebee’s Grill + Bar and IHOP. Previously, he was the CEO of Choice Hotels where he grew the business from five to 13 brands and expanded internationally to more than 6,700 hotels in more than 45 countries. Joyce began his career at Marriott where he spent 25 years and was credited for creating the first franchise program for the brand, growing from 40 to 2,500 franchised hotels.

“Disruptive technology has been a theme throughout my career and joining the RE/MAX Board of Directors is a unique and exciting opportunity to apply the lessons and strategies I’ve learned,” said Joyce. “I look forward to contributing to the growth of this great global real estate franchisor.”

Joyce is a graduate of the University of Virginia. In addition to being CEO of Dine Brands, he has been a member of the Board of Directors of Dine Brands Global since 2012.

In addition to Joyce’s appointment, Laura G. Kelly has been nominated for election to the RE/MAX Holdings Board of Directors. A vote will take place at the company’s annual meeting of stockholders on May 27, 2020. Kelly, a proven change agent, successful mergers and acquisitions professional, and public company board member, has 30 years of executive experience in financial technology services, data solutions, and real estate valuation. Kelly is currently President, Managing Director at CoreLogic, Inc., and serves as a board member for both Jack Henry & Associates and USAA Savings Bank.

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About RE/MAX Holdings, Inc.
RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 130,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016.